Exhibit 10.35

SEPARATION AGREEMENT

             This Separation Agreement (“Agreement”) is made between Credence Systems Corporation (“CSC”) and Dennis Wolf (“ Wolf”).

RECITALS

             WHEREAS, Wolf has been employed by CSC as its Chief Financial Officer since March 1998, and has voluntarily resigned from such employment effective December 15, 2000 (the “Termination Date”);

             WHEREAS, Wolf and CSC wish to preserve the goodwill between them and to resolve any and all disputes that exist or may in the future exist between them, arising from or relating to Wolf’s employment with CSC and his resignation; and

             THEREFORE, in consideration for the promises and benefits described below, CSC and Wolf (the “Parties”) agree as follows:

AGREEMENTS

I.  Agreements of CSC

        A.  Post-Termination Payments. Provided that this Agreement becomes effective, CSC shall pay Wolf after the Termination Date, bi-weekly installment payments in the gross amount of three thousand six hundred ninety-two dollars and thirty-one cents ($3,692.31), subject to tax withholdings and in accordance with its regular payroll schedule, until the earlier of:

              1.  the date Wolf commences other employment or consulting with another employer, company, entity or person, or

              2.  December 15, 2001, or

              3.  the date Wolf breaches any term of this Agreement or any term of the Proprietary Information and Inventions Agreement signed by Wolf in connection with his employment with CSC (“PIIA”).

        B.  COBRA Continuation Coverage. Provided that this Agreement becomes effective and Wolf and/or his eligible dependents timely elects to continue existing coverage under CSC group health plans for the period after December 31, 2000, pursuant to the federal law known as COBRA, CSC shall pay the monthly premiums due on behalf of Wolf and/or his eligible dependents for the period beginning January 1, 2001 through the earlier of:

              1.  the date Wolf is eligible to participate in another employer’s health benefit program, or

              2.  December 31, 2001, or

              3.  the date Wolf breaches any term of this Agreement or any term of the PIIA.

        C.  Pay-out of Deferred Compensation. Per Wolf’s request, CSC shall pay to Wolf on January 2, 2001, the total balance of Wolf’s account in the Credence Systems Deferred Compensation Plan, valued as of December 29,2000. Such payment shall be subject to all applicable tax withholdings.

II.  Agreements of Wolf

        A.  Notice of Employment/Consultation. Wolf shall provide CSC with written notice, pursuant to Section III.E., below, no later than two (2) calendar days after he accepts other employment or consulting with another employer, company, entity or person, which written notice shall contain:

              1.  the date Wolf shall commence such employment or consulting; and

              2.  the date on which Wolf will be eligible to participate in another employer’s, company’s, entity’s or person’s health benefit program.

        B.  General Release. Wolf hereby fully and forever waives, releases, acquits and discharges CSC, including its officers, directors, agents, stockholders, employees, affiliates, representatives, predecessors, successors and assigns, from any and all claims, actions, charges, complaints, grievances and causes of action of whatever nature, whether known or unknown, which exist or may in the future exist arising from or relating to events, acts or omissions through the Effective Date of this Agreement, his employment with CSC and the termination thereof, including but not limited to: claims of breach of contract, breach of the covenant of good faith and fair dealing, wrongful termination, unpaid wages, violation of public policy, fraud, intentional or negligent misrepresentation, defamation, personal injury, infliction of emotional distress, and claims under Title VII of the 1964 Civil Rights Act, the Equal Pay Act of 1963, the Age Discrimination in Employment Act, the Americans with Disabilities Act, the Civil Rights Act of 1866, the Employee Retirement Income Security Act of 1974, the Family Medical Leave Act, the New York State Human Rights Law and any other local, state and federal laws and regulations relating to employment, except:

              1.  any claim Wolf may have for unemployment insurance benefits;

              2.  any claim Wolf may have for workers’ compensation insurance benefits under any CSC policy of worker’s compensation insurance;

              3.  any claim Wolf may have to any employee benefit, under any employee benefit plan, that vested on or prior to the Termination Date; and

              4.  any claim Wolf may have to stock and stock options that vested as of the Termination Date pursuant to existing stock option agreements with CSC.

        Wolf understands and agrees that if, hereafter, he discovers facts different from or in addition to those which he now knows or believes to be true, that the waivers and releases of this Agreement shall be and remain effective in all respects notwithstanding such different or additional facts or the discovery of such fact. Wolf agrees that he fully and forever waives any and all rights and benefits conferred upon him by Section 1542 of the Civil Code of the State of California which states as follows (parentheticals added):

  A general release does not extend to claims which the creditor [i.e., Wolf] does not know or suspect to exist in his favor at the time of executing the release, which if known by him must have materially affected his settlement with the debtor [i.e., CSC].

        C.  Return of CSC Documents & Property. Wolf agrees that he has returned to CSC no later than the Effective Date of this Agreement, to CSC, any and all documents (paper and electronic) created and received by Wolf during the course of his employment with CSC (including any documents of its subsidiaries), as well as all items of CSC property (including property of its subsidiaries) provided for his use during the course of his employment with CSC, including but not limited to keys and security cards, telephone and credit cards, computer and office equipment. The only exceptions are:

              1.  copies of records evidencing the terms, conditions and payment of compensation and benefits during his employment with CSC;

              2.  copies of documents evidencing the grant of stock options, and the terms and conditions of such grant(s);

              3.  copies of documents provided to shareholders of CSC;

              4.  copy of the PIIA; and

              5.  copy of this Agreement.

        D.  Transition Assistance. After the Termination Date, Wolf shall provide reasonable consultation and assistance as requested by CSC for the purpose of successfully transitioning Wolf’s prior duties and responsibilities to a newly hired Chief Financial Officer.

        E.  Cooperation in Legal Matters. After the Termination Date, Wolf shall provide information and cooperate, as reasonably requested by CSC, in connection with any legal action involving CSC and arising from or relating in any way to Wolf’s employment with CSC.

        F.  Nondisclosure of Agreement. Wolf agrees that he will not disclose to others the fact or terms of this Agreement, except that he may disclose such information to his spouse, and to his attorneys and/or accountants in order for such individuals to render professional services to him. However, each such person may not disclose to any other person the fact or terms of this Agreement, Wolf is responsible for ensuring that they do not make any such disclosures, and any disclosure by such person shall be deemed to be a disclosure by Wolf.

        G.  Notice of Resignation. Wolf shall substitute the December 16, 2000 notice of resignation he previously submitted to CSC with the form of notice of resignation attached hereto.

        H.  PIIA. Wolf shall, at all times in the future, remain bound by the PIIA he signed in connection with his employment with CSC.

        I.  Material Inducements; Breach by Wolf. Wolf hereby agrees and acknowledges that the releases, waivers and promises contained in this Agreement, including the promises of assistance, non-disclosure and confidentiality, and compliance with the PIIA, are material inducements for the consideration described in Section I. above, and that for the breach thereof by Wolf, CSC shall be entitled to recover from Wolf all amounts paid to and on behalf of Wolf pursuant to Section I.A. and Section I.B.

III.  Agreements and Acknowledgements of the Parties

        A.  Voluntary Termination & Final Wages. Wolf’s employment with CSC terminated, by Wolf’s voluntary resignation, at the close of business on December 15, 2000, after which he received all wages earned, including any accrued but unused paid-time-off (“PTO”), through that date.

        B.  Employee Benefits. Wolf’s participation in all employee benefits terminated at close of business on the Termination Date, except that Wolf and his dependents (if any) may continue coverage in CSC’s group health benefit plans through December 31, 2000, and after December 31, 2000, Wolf and his dependents (if any) may elect to continue coverage in CSC’s group health benefit plans pursuant to the federal law known as COBRA.

        C.  Stock Options. During his employment, Wolf was granted certain options to purchase shares of CSC common stock. All vesting of such option shares ceased on the Termination Date, at which time Wolf was vested in an aggregate of 77,500 option shares. All pre-existing terms and conditions applicable to such vested option shares remain in effect, including the post termination period during which Wolf must exercise all vested option shares.

        D.  Disparagement. Neither Wolf nor CSC, through any of its executives, officers or directors, will make any negative or disparaging statements or comments, either as fact or as opinion, about the other. With respect to statements or comments by Wolf about CSC, such statements or comments include but are not limited to CSC, its subsidiaries, employees, officers, directors, shareholders, vendors, products or services, business, technologies, market position, finances, operations, performance and other similar information concerning CSC. Wolf agrees that he will refer all inquiries by any prospective employer to Dennis Hopwood, Vice President, Human Resources, for information regarding Wolf’s past employment with CSC.

        E.  Notices. All written notices pursuant or relating to this Agreement shall be provided by email, facsimile or overnight delivery as follows:

              1.  To CSC:

Dennis Hopwood Vice President Human Resources Credence Systems Corporation 5975 Northwest Pinefarm Place Hillsboro, OR 97124	Facsimile: 503-466-7206 Email: dennis_hopwood@credence.com

              2.  To Wolf:

Dennis Wolf 6482 Pfeiffer Ranch Court San Jose, CA 95120	Facsimile: _________________ Email: WOLFDP@aol.com

        F.  Severability. If any provision, or portion of a provision, of this Agreement is, for any reason, held to be unenforceable, that such unenforceability will not affect any other provision, or portion of a provision, of this Agreement and this Agreement shall be construed as if such unenforceable provision or portion had never been contained herein.

        G.  Assignment. This Agreement shall not be assignable by either Wolf or CSC without the express written consent of the other.

        H.  Resolution of Disputes. The Parties each agree that any and all disputes which arise out or relate to this Agreement or any of the subjects hereof, except any of the subjects covered by the PIIA , unemployment or worker’s compensation insurance benefits, shall be resolved through final and binding arbitration . Binding arbitration will be conducted in accordance with the rules and regulations of the American Arbitration Association (“AAA”) then in effect relative to commercial disputes provided, however, that the arbitrator(s) shall allow the discovery authorized by California Code of Civil Procedure section 1282 et seq., or any other discovery required by law in arbitration proceedings. Also, to the extent that any of the AAA rules conflict with any arbitration procedures required by applicable law, the arbitration procedures required by applicable law shall govern. Binding arbitration shall be conducted in San Jose, California; if, however, Wolf does not reside within 100 miles of San Jose, California, at the time the dispute arises, then the arbitration may take place in the largest metropolitan area within fifty (50) miles of Wolf’s place of residence when the dispute arose. The Parties will share equally the cost of the arbitration filing and hearing fees and the cost of the arbitrator(s); and each side will bear its own attorneys’ fees although the arbitrator may award the prevailing party his/its reasonable attorneys fees and costs of arbitration. The arbitrator shall issue a written award that sets forth the essential findings and conclusions on which the award is based. The Arbitrator shall have the authority to award any relief authorized by law in connection with the asserted claims or disputes. The Arbitrator’s award shall be subject to correction, confirmation, or vacation, as provided by any applicable law setting forth the standard of judicial review of arbitration awards. The Parties each understand and agree that arbitration shall be instead of any civil litigation, that each side waives its right to a jury trial, and that the arbitrator’s decision shall be final and binding to the fullest extent permitted by law and enforceable by any court having jurisdiction thereof.

        I.  Governing Law. This Agreement shall be construed and interpreted in accordance with the laws of the State of California.

        J.  Voluntary Execution of Agreement. This Agreement is the result of negotiations between Wolf and CSC and it is executed by each without duress, knowingly and voluntarily, and with full appreciation of the rights and obligations being created and/or waived herein.

        K.  Time to Consider Agreement; Effective Date of Agreement. Wolf may have twenty-one (21) days after receipt of this Agreement within which he may review and consider, and should discuss with an attorney of my own choosing, and decide whether or not to sign it. In addition, for the period of seven (7) days after Wolf signs this Agreement, he may revoke it by delivering a written notice of his revocation, no later than the seventh day, consistent with Section III.E, above. The Effective Date of this Agreement shall be the eighth (8th) day after Wolf has signed it, provided that he has delivered it to CSC and he has not revoked it during the seven (7) days after he signed it.

        L.  Modification & Entire Agreement. This Agreement may not be modified or changed, in whole or part, except by another written agreement signed by Wolf and CSC’ s President and/or Chief Executive Officer. This Agreement contains the entire agreement between the Parties with respect to the subject matters covered and referred to herein, and it supersedes any and all previous oral or written agreements between them except the PIIA which shall remain in full force and effect in accordance with its own terms.

Dated:

Dennis Wolf

CREDENCE SYSTEMS CORPORATION
Dated:	By:

Graham J. Siddall President and Chief Executive Officer

December 16, 2000

Dr. Graham Siddall
President & CEO
Credence Systems Corporation

Dear Graham,

             Due to my deteriorating health situation, I must immediately resign from my employment with Credence Systems Corporation (“Credence”). I also must immediately resign from all other positions, offices, directorships, trusteeships and other posts I hold with Credence and with any of its affiliates and subsidiaries.

             I would like to thank you for your support, Graham, and wish to support you in any way that I can during the transition.

Respectfully,

Dennis P. Wolf
Executive Vice President and CFO
Credence Systems Corporation